EXHIBIT 5.1

Our File No.	56807-0037
Date	July 15, 2011

URANERZ ENERGY CORPORATION
1701 East “E” Street
PO Box 50850
Casper, Wyoming
USA 82605-0850

Attention:	Mr. Glenn Catchpole, President and CEO

Dear Sirs/Mesdames:

Re:	Uranerz Energy Corporation

We have acted as special counsel to Uranerz Energy Corporation, a Nevada corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) pursuant to the United States Securities Act of 1933, as amended (the “Act”).  The Registration Statement relates to the registration of an additional 20,000,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value (the “Common Stock”) reserved for issuance with respect to the exercise of stock options that have been granted or may be granted pursuant to and in accordance with the Company’s non-qualified 2005 Stock Option Plan, as amended (the “Plan”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with filing of the Registration Statement.

Documents Reviewed

In rendering the opinions set forth below, we have reviewed the following documents:

●	the Registration Statement and the exhibits thereto,

●	the Plan, inclusive of all amendments to the Plan,

●	the Company’s Amended and Restated Articles of Incorporation as filed with the Nevada Secretary of State on July 8, 2009 (as amended and restated, the “Articles of Incorporation”),

●	the Company’s Amended and Restated Bylaws (as amended and restated, the “Bylaws”),

●	a Certificate of Existence with Status in Good Standing issued by the Nevada Secretary of State dated July 15, 2011,

●	certain records of the Company’s corporate proceedings as reflected in its minute books, including resolutions of the shareholders and the directors of the Company with respect to the Plan, and

●	other documents as we have deemed relevant.

July 15, 2011 Page 2

In addition, we have relied upon certificates of officers of the Company and of public officials as to certain questions of fact material to our opinions. For purposes of this opinion, we have not reviewed any documents other than the documents listed above.  In particular, we have not reviewed, and express no opinion on, any document that is referred to or incorporated by reference into the documents reviewed by us.

Assumptions, Limitations and Qualifications

Our opinion expressed herein is subject in all respects to the following assumptions that we have made and on which our opinion is based:

●
with respect to the Plan, (i) each stock option granted or to be granted pursuant to the Plan will be granted and exercised in accordance with the Plan, (ii) each stock option granted or to be granted pursuant to the Plan and the exercise price of each stock option has been or will be duly authorized by the board of directors of the Company in accordance with the Articles and Bylaws of the Company, the Nevada Statutes and the Plan, (iii) each agreement governing a stock option under the Plan has been or will be duly executed by each party thereto and constitutes or will constitute the legal, valid and binding obligations of the parties thereto, and that such agreements are or will be enforceable against each of the parties thereto in accordance with their respective terms, (iv) each the persons receiving any stock options under the Plan will perform their obligations to the Company in accordance with the terms and conditions of the Plan and any agreement evidencing the grant of the stock options, including the payment of the required exercise price with respect to stock options upon exercise, and (v) the Plan will continue in full force and effect and without amendment at the time of each exercise of stock options under Plan

●	all Shares will be offered, issued and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement and the Plan,

●
the Articles of Incorporation and the Bylaws of the Company in the form reviewed by us are in full force and effect and have not been amended, restated, supplemented or otherwise altered, and, other than as approved by shareholders at the June 15, 2011 annual general meeting of the shareholders of the Company, there has been no authorization of any such amendment, restatement, supplement or other alteration,

●
at the time the Company is or becomes obligated to issue any Shares upon exercise of stock options granted pursuant to the Plan, the Company (i) will have adequate authorized and unissued shares of its Common Stock to fulfill such obligations and issue such Shares, and (ii) will be in good standing with the Nevada Secretary of State,

●
the absence of fraud in any transaction pursuant to which Shares have been or may be issued pursuant to any option under the Plan, and that the consideration authorized by the board of directors for the Shares will have been received by the Company prior to their issuance,

●	the minute books of the Company reflect all corporate proceedings of the Company, are accurate and up-to-date, and correctly reflect the directors and officers of the Company,

●
each of the statements made and certified in each certificate of any officer of the Company delivered to us in connection with this opinion were true and correct when made, have at no time since being made and certified become untrue or incorrect, and remain true and correct on the date hereof.

July 15, 2011 Page 3

●
In addition, we have assumed (i) the legal capacity of the officers of the Company, (ii) genuineness of all signatures on documents examined by us, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (v)that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect.

The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, which assumptions include the assumptions set forth above, and on the application of applicable law as the same exists on the date hereof.  In particular, our opinion is based on the Articles of Incorporation and Bylaws in effect as of the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

Our opinion expressed in this letter is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws, that, in our experience, are normally would be applicable to the issuance of Shares pursuant to the Plan.  We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule or regulation, state or federal, applicable to the Company.   No opinion is expressed as to the contents of the Registration Statement or the offer and sale of Shares pursuant to the Registration Statement, other than the opinions expressly set forth herein relating to the Shares.

Opinion

Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Shares will be validly issued and fully paid and non-assessable shares of the Company’s Common Stock when issued and sold pursuant to the exercise of stock options granted pursuant to the Plan.

Consent

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

MCMILLAN LLP

“McMillan LLP”